UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 3, 2011

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Effective August 3, 2011, each of the remaining institutional investors who purchased securities in Lucas Energy, Inc.’s (the “Company’s” or “Lucas’s”) December 2010 offering of an aggregate of 2,510,506 units, each consisting of (a) one share of common stock; (b) one Series B Warrant to purchase one share of common stock at an exercise price of $2.86 per share (the “Series B Warrants”); and (c) one Series C Warrant (as amended), to purchase one share of common stock at an exercise price of $2.48 per share (the "Series C Warrants"), agreed to exercise the remaining unexercised Series C Warrants which they held.

An aggregate of 777,628 Series C Warrants were previously exercised by the investors effective July 18, 2011, pursuant to which the Company received an aggregate of approximately $1.8 million, after deducting approximately $116,000 of commissions.  Between July 25, 2011 and August 1, 2011, an aggregate of 162,500 Series C Warrants were exercised, pursuant to which the Company received an aggregate of approximately $262,000, after deducting approximately $16,000 of commissions.  On August 3, 2011, all of the remaining 1,620,378 Series C Warrants were exercised by the investors, pursuant to which the Company received an aggregate of approximately $3.8 million, after deducting approximately $241,000 of commissions.  In total, the Company received an aggregate of approximately $5.9 million, net of commissions, from the exercise of the Series C Warrants.  The investors have not exercised any of the Series B Warrants, which have a term of five years, to date.

The Company plans to use the funds raised in connection with the exercises for advancement of its drilling activity in the Austin Chalk and Eagle Ford formations in its Gonzales and Wilson County properties in South Texas, property acquisitions, and general working capital purposes.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ K. Andrew Lai
Name: K. Andrew Lai
Title: Chief Financial Officer

Date: August 8, 2011